Exhibit 99.2

News Corp Statement Following the 2024 Annual Meeting of Stockholders
New York, NY (November 20, 2024) – News Corp (NASDAQ: NWS, NWSA; ASX: NWS; NWSLV) today announced that, at its Annual Meeting of Stockholders, stockholders overwhelmingly elected the company’s full slate of Directors and voted with the Board’s recommendations on all proposals, including convincingly defeating the non-binding proposal to adopt a recapitalization plan that would eliminate News Corp’s dual-class capital structure.
News Corp actively solicits feedback from its investors throughout the year, and values the ongoing dialogue generated by these extensive outreach efforts. We are pleased stockholders once again convincingly supported the company and the Board of Directors on all matters.
Amidst a period of significant industry disruption, News Corp has thrived through a combination of smart organic reinvestment, strategic acquisitions and divestments and disciplined cost management programs. Under the leadership of the Board and executive team, the company has not only achieved record profitability—including a record Q1 in Fiscal 2025—but has also shifted to recurring and digital-first revenue streams, while continuing to create significant value for all stockholders. News Corp’s success has been enabled in part by the current capital structure, and the company is pleased with the results of the Annual Meeting.
News Corp’s stock price has risen 45% over the past year, and materially outperformed both the S&P 500 and its designated peer group in recent years, but the company is by no means complacent. The Board and management are dedicated to driving sustained results, continuing the company’s ongoing transformation and actively shaping the future of news and information in the AI era.
About News Corp
News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: information services and news, digital real estate services, book publishing and subscription video services in Australia. Headquartered in New York, News Corp operates primarily in the United States, Australia and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: http://www.newscorp.com.
Contacts
News Corp Corporate Communications
Arthur Bochner
646-422-9671
abochner@newscorp.com
News Corp Investor Relations
Michael Florin
212-416-3363
mflorin@newscorp.com
Anthony Rudolf
212-416-3040
arudolf@newscorp.com